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                                                                      EXHIBIT 21



                       Subsidiaries of Glassmaster Company

1) Glassmaster Controls Company, Inc. is a wholly-owned subsidiary of the Company, organized and incorporated under the laws of the State of Michigan on October 28, 1988.